Exhibit 10.13

KEY EMPLOYEE AGREEMENT

To:	Gary Gillheeney	February 1, 2007

Dear Gary:

This Amended and Restated Key Employee Agreement (this “Agreement”) by and between you and Organogenesis Inc. (the “Company”) amends and restates the Key Employee Agreement dated as of September 18, 2003 by and between you and the Company (the “Original Agreement”).  This Agreement will become effective on the date first written above.  The Company and you agree that:

1.                                      Position and Responsibilities

1.1                               Title and Duties. You shall serve as Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company and shall perform the duties customarily associated with such position as directed by the Chief Executive Officer or Board of Directors from time to time and at such place or places as the Chief Executive Officer and/or Board of Directors shall designate; provided, however, that you shall not be required to relocate your place of employment to a place that is more than 65 miles from Johnston, Rhode Island without your prior written consent.

1.2                               Outside Boards. With prior written consent, which consent shall not be unreasonably withheld, you may serve on up to two outside boards of profit making entities and you may participate without consent on non-profit boards provided any such activities in the aggregate do not detract from your duties hereunder.

2.                                      Term of Employment

2.1                               At Will Employment. Your employment will be as an employee at will, meaning that you or the Company may end the employment relationship at any time and for any reason (including no reason at all), subject to the provisions of this agreement. The Company may terminate your employment with the Company at any time as provided in Sections 2.2 or 2.3.  You may terminate your employment without “Good Reason,” as defined in Section 2.4 below, at any time upon at least forty-five (45) days prior written notice, and with Good Reason immediately upon written notice.  In the event that you terminate your employment with the Company without Good Reason, and you provide the Company with forty-five (45) days prior written notice, the Company shall consider you an employee of the Company until the end of your forty-five (45) day notice period.

2.2                               Termination. The Company shall have the right to terminate your employment immediately at any time.  If the Company terminates your employment for “Cause,” no compensation or continuation of benefits will occur unless required by law (e.g., COBRA). “Cause” is defined as (a) gross negligence in the performance of assigned duties; (b) refusal to perform or discharge the duties or responsibilities assigned by the Chief Executive Officer and/or Board of Directors, provided the same are not illegal and are consistent with the duties customarily associated with your position; (c) conviction of a felony; (d) willful or prolonged unexcused absence from work; (e) falseness of any material statement in any employment application with, or resume or other written communication to the Company; or (f) the material breach of your obligations under this Agreement or the Invention, Nondisclosure and Non-Competition Agreement to the material detriment of the Company.

2.3                               Severance.  In the event of any termination of your employment by the Company other than for Cause, or your termination of your employment for a “Good Reason”, as defined in Section 2.4, the Company hereby agrees to provide you with the following:

2.3.1                     One-half of your then current annual base salary, less applicable taxes.

2.3.2                     continuation for six months of your medical, dental and life insurance benefits as of the date of your termination; and

2.3.3                     executive outplacement services with a mutually agreeable outplacement provider for up to one year.

The salary due hereunder shall be paid to you in six equal monthly installments commencing within ten (10) days after the date of your termination of employment with the Company (the six month period from the date of termination of your employment being referred to as the “Severance Period”), provided, however, that such salary continuance shall be reduced dollar-for-dollar by the amount of salary, wages and consulting fees you earn during the Severance Period in respect of your employment with, or the performance of paid consulting services as an independent contractor for, any entity or person.  During the Severance Period and subject to any obligations you may have to a current employer at the time, you will be required to provide to the Company reasonable transition services upon request (not to exceed ten (10) hours per month) and the Company will compensate you for any such transition services at a rate of $115 per hour.  The Company’s obligation to provide you the severance benefits set forth above is conditioned on the Company having received a release from you in form and substance reasonably satisfactory to the Company.

2.4                               “Good Reason” means that there has been:

2.4.1                     a material diminution of the executive level responsibilities that you assumed at the time you commenced performing the duties of the position described in Section 1.1;

2.4.2                     a reduction in the rate of your base salary, or failure by the Company to pay other material compensation due and payable to you in connection with your employment;

2.4.3                     relocation of your place of employment to a place that is more than 65 miles from Johnston, Rhode Island without your prior written consent; or

2.4.4                     a material breach by the Company of (i) this agreement or (ii) any other employee benefit plan which materially and adversely affects you.

3.                                      Compensation.

3.1                               Base Salary.  Your base salary shall be $282,873 per annum, subject to revision following each performance review after your first full year in the position described in Section 1.1 but at no time less than $282,873.

3.2                               Bonus.  You shall be eligible to receive a target bonus equal to 35% of your then current base salary.  The Company’s Chief Executive Officer and you will mutually agree in writing on the criteria for earning the bonus each year.

3.3                               Vacation.  You shall be entitled to four weeks paid vacation per annum.

3.4                               Insurance and Benefits.  You shall be eligible for participation in any health, dental, disability and other group insurance plans which may be established and maintained by the Company from time to time.  You shall also be entitled to life insurance paid for by the Company with a death benefit of two times your base salary.

3.5                               Retirement Plan.  You will be eligible to participate in the Company’s 401(k) Plan, if any.

3.6                               Other Benefits.  You shall be eligible for such other benefits as are generally available to executives and employees of the Company from time to time.

3.7                               Car Allowance.  You shall receive a car allowance of not less than $9,129 per year.

3.8                               Stock Options.

3.8.1                     Performance-Based Stock Option.   The Company has previously granted you an incentive stock option (the “Performance Option”) to purchase 0.30% of the Company’s outstanding common stock, par value $0.001 per share (“Common Stock”) (the option is for 3,000 shares based on the Company having 1,000,000 shares of Common Stock outstanding).  The Performance Option has an exercise price of $10.00 per share and vests in full on the fifth (5th) anniversary of the date of the grant, subject to accelerated vesting as follows:

(a)                                 one-third of the option will vest upon the Company achieving revenue of $7,449,000 or greater during any given thirteen (13) week period;

(b)                                 an additional one-sixth of the option will vest upon the Company achieving revenue of $11,173,500 or greater during any given thirteen (13) week period;

(c)                                  an additional one-sixth of the option will vest upon the Company achieving revenue of $14,898,000 or greater during any given thirteen (13) week period;

(d)                                 an additional one-sixth of the option will vest upon the Company achieving revenue of $18,622,500 or greater during any given thirteen (13) week period; and

(e)                                  the final sixth of the option will vest upon the Company achieving revenue of $22,347,000 or greater during any given thirteen (13) week period.

Satisfaction of the preceding milestones will be based upon the Company’s consolidated revenue calculated in accordance with generally accepted accounting principles, consistently applied.   If your employment with the Company is terminated by the Company without Cause or by you for Good Reason and within six months thereafter, one or more of the preceding milestones is achieved, then you shall be entitled to exercise the options that vest upon achievement of such milestone(s). Vested options may be exercised, in whole or in part, at any time prior to the tenth anniversary of the date of grant.

3.8.2                     Time-Based Stock Option.   The Company has previously granted you an incentive stock option (the “Time-Based Option”) to purchase 0.45% of the Company’s outstanding Common Stock (the option is for 4,500 shares based on the Company having 1,000,000 shares of Common Stock outstanding).  The Time-Based Option has an exercise price of $44.16 per share and vests 25% on June 15, 2006, and 25% at the end of each year thereafter over the following three years.  Vested options may be exercised, in whole or in part, at any time prior to the tenth anniversary of the date of grant.

3.8.3                     Prohibition on Self-Dealing.  The Company agrees that for as long as the Performance Option or the Time-Based Option is outstanding, the Company shall not issues shares of Common Stock or other securities of the Company convertible into shares of Common Stock (collectively, “Securities”) to Insiders (as hereinafter defined) at a per share price lower than the exercise price for such option, unless either (a) the issuance of the Securities to the Insiders is part of a transaction in which persons who are not Insiders are purchasing a majority of the Securities in such transaction or (b) the price of such Securities is no less than the value of such Securities as determined by an independent third-party valuation expert.  For these purposes, “Insiders” shall mean Alan Ades, Albert Erani and Glenn Nussdorf, each of their immediate family members, Organo Investors LLC and Organo PFG LLC, and any entity in which any of the foregoing, either individually or together, own a controlling interest.   Notwithstanding the

foregoing, the Company shall not be prohibited from issuing any of the following Securities that have been approved in good faith by the Board of Directors of the Company: (i) Securities that are issued upon conversion or exercise of Securities that are outstanding on the date of grant of such option pursuant to conversion or exercise provisions that are part of such Securities on the date of grant of such option and (ii) Securities issued or issuable as a dividend, stock-split or split-up.

3.8.4                     Change of Control Definition.   In the event of a Change of Control of the Company (as hereinafter defined), all outstanding and unvested options shall immediately accelerate and become fully vested and exercisable in full, provided that either (a) you are an employee of the Company at the time of the Change of Control and your employment with the Company terminates for any reason within six months after the Change of Control or (b) your employment with the Company is terminated by the Company without Cause or by you for Good Reason, in either case within six months prior to the Change of Control.  “Change of Control” means any one of the following: (i) the closing of the sale of all or substantially all of the Company’s assets as an entirety; (ii) the merger or consolidation of the Company with or into another entity or the merger or consolidation of another entity with or into the Company, in either case with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction hold less than a majority in interest of the total voting power of the outstanding voting securities of the entity surviving such merger or consolidation; (iii) the closing of a transaction pursuant to which beneficial ownership of more than 50% of the Company’s outstanding common stock (assuming the issuance of common stock upon conversion or exercise of all then exercisable conversion or purchase rights of holders of outstanding convertible securities, options, warrants, exchange rights and other rights to acquire Common Stock), is transferred to a single person or entity, or a “group” (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934) of persons or entities, in a single transaction or a series of related transactions; or (iv) individuals who, as of the date of this Agreement, constitute the Board of Directors of the Company (as of the date thereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date thereof whose election, or nomination for election by the company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board.  A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.  A Change of Control shall not be deemed to have occurred if the Company becomes subject to bankruptcy proceedings.

4.                                      Payment of Legal Fees. To the extent permitted by law, the Company shall pay up to $51,000 of legal fees, costs of arbitration, prejudgment interest, and other expenses incurred in good faith by you as a result of the Company’s unsuccessfully contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict (including conflicts related to the calculation of any payments) between the parties pertaining to this Agreement in which you prevail.

5.                                      Former Employers. You represent and warrant that your employment by the Company will not conflict with and will not be constrained by any prior or current employment, consulting agreement or relationship whether oral or written, including without limitation any non-disclosure, non-solicitation or non-competition agreement you may have signed with a prior employer or other person or entity.

6.                                      Complete Agreement; Amendments.  This Agreement, the Invention, Nondisclosure and Non-Competition Agreement and the stock option agreements evidencing the Performance Option and the Time-Based Option are the entire agreement of the parties with respect to the subject of your employment with the Company, including, without limitation, any agreements between you and the Company concerning bonuses or other compensation.  This Agreement supersedes and replaces the Original Agreement.  Any amendment to this agreement or waiver by the Company of any right hereunder shall be effective only if evidenced by a written instrument executed by the parties hereto.

7.                                      Governing Law.  This agreement shall be governed by and construed under Massachusetts law.

8.                                      Arbitration. The parties agree to attempt to settle any dispute under this agreement by mutual discussion and consent.  Any dispute or claim arising out of this agreement that cannot be so settled shall be settled by arbitration conducted in accordance with rules, then obtaining, of the American Arbitration Association, and judgment upon the award rendered may be entered by any court of competent jurisdiction.  Any arbitration shall take place in Boston, Massachusetts.  The arbitrator is not empowered to award punitive damages, or damages in excess of compensatory damages, and each party irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration. The arbitrator shall have the authority and discretion to award costs and reasonable attorneys’ fees to the prevailing party. Neither party shall commence any action in any court to resolve any dispute hereunder except to confirm such an arbitrator’s award.  Nothing in this Section 8 shall be construed to require the arbitration of disputes arising under the Invention, Nondisclosure and Non-Competition Agreement, which instead shall be resolved in the manner described therein.

9.                                      Indemnification.  The Company covenants and agrees to indemnify and hold you harmless against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from your good faith performance of your duties and obligations under the terms of this agreement. With respect to any act, omission or event, or any alleged act, omission or event, which occurred or is alleged to have occurred during your employment with the Company, the Company shall provide you with directors and officers indemnification as provided in the Company’s Certificate of Incorporation and bylaws, and directors and officers liability insurance coverage in commercially reasonable amounts.  This Section 9 shall survive the termination of your employment with the Company.

10.                               Assignment.  This agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees.

If you agree with the foregoing, please sign your name below, whereupon this Agreement shall become binding in accordance with its terms.  Please then return this agreement to the Company. You may retain for your records the accompanying counterpart of this agreement enclosed herewith.

Very truly yours,

ORGANOGENESIS INC.

By:	/s/ Albert Erani
Co-Chair of the Board

Accepted and agreed:

/s/ Gary Gillheeney
Gary Gillheeney